SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE SECURITIES AND
EXCHANGE ACT OF 1934

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Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material under Rule 14a-12

CORRECTIONAL SERVICES CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant.)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which the transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how determined):

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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CORRECTIONAL SERVICES CORPORATION
1819 Main Street, Suite 1000
Sarasota, Florida 34236

NOTICE OF THE 2002 ANNUAL
MEETING OF STOCKHOLDERS TO BE
HELD AT 10:00 A.M. ON JUNE 28, 2002

To the Stockholders of Correctional Services Corporation:

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the “Meeting”) of CORRECTIONAL SERVICES CORPORATION (the “Company” or “CSC”) will be held on June 28, 2002, 10:00 a.m., local time, at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236 for purposes of considering and acting upon the following matters:

(1)  the election of seven directors;

(2)  the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2002; and

(3)  the transaction of such other business as may properly come before the Meeting, or any adjournments or postponements thereof.

Only holders of record of the Company’s Common Stock at the close of business on May 17, 2002, the Record Date for the Annual Meeting fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A Proxy Statement describing the matters to be considered and acted upon at the Annual Meeting is attached to this Notice. Also enclosed is the Annual Report to Stockholders for the year ended December 31, 2001, containing audited financial statements of the Company.

ALL HOLDERS OF COMMON STOCK ARE URGED EITHER TO ATTEND THE MEETING IN PERSON OR TO VOTE BY PROXY.

On behalf of the Board of Directors,

/s/ John R. Mentzer, III

Sarasota, Florida May 31, 2002	John R. Mentzer, III Vice President, General Counsel and Secretary

STOCKHOLDERS WHO DO NOT EXPECT TO BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE COMPANY UNNECESSARY EXPENSE.

CORRECTIONAL SERVICES CORPORATION
1819 Main Street, Suite 1000
Sarasota, Florida 34236

PROXY STATEMENT

2002 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M. ON JUNE 28, 2002

INTRODUCTION

General

This Proxy Statement is being furnished to the holders of the Common Stock, par value $.01 per share (the “Common Stock”), of Correctional Services Corporation, a Delaware Corporation (“ CSC” or “ the Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2002 Annual Meeting of Stockholders (the “Meeting”), to be held at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236, on June 28, 2002 at 10:00 a.m., local time, and any adjournments or postponements thereof. The cost of this solicitation will be borne by the Company.

Unless otherwise specified, all shares represented by proxies will be voted by the proxy holder as follows:

For—The election of the Board of Director’s seven nominees as directors for the next year.

For—Ratification of the appointment of Grant Thornton, LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002.

Management and the Board of Directors are not aware of any other matters to be brought before the meeting. If any such matter or matters properly come before the Meeting, the designated proxy holder(s) will have discretionary authority to vote thereon.

The Proxy Statement and accompanying proxy card are being first mailed to stockholders on or about May 31, 2002.

Voting at the Annual Meeting

Only holders of record of the Company’s Common Stock at the close of business on May 17, 2002 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, there were 10,155,275 shares of Common Stock issued and outstanding.

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. All abstentions, if any, will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

A plurality vote of the shares of Common Stock voted, in person or by proxy, at the Meeting, is required to elect each of the directors. The affirmative vote by holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Meeting, is required to ratify the reappointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 2002.

In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (“broker non-votes”), those shares will be disregarded and, therefore, will have no effect on the outcome of the vote.

If the enclosed proxy card is properly executed and returned to the Company prior to the vote at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon, subject to the following conditions:

Shares represented by a proxy marked “WITHHOLD AUTHORITY” to vote for (i) all seven nominees or (ii) any individual nominee(s) for election as directors and not otherwise marked “ FOR” the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. In the absence of instructions, shares represented by a proxy will be voted FOR all of the seven nominees.

Shares represented by a proxy that is marked “ABSTAIN” on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, shares represented by a proxy will be voted FOR all of the proposals set forth in the Notice of Meeting and at the discretion of the proxies on any other matters that may properly come before the Meeting.

At any time prior to its exercise, a proxy may be revoked by the stockholder granting it by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Meeting and voting in person.

On and after June 3, 2002, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting. This list will be available during normal business hours at the office of the Secretary of the Company, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person, and the solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

1.    ELECTION OF DIRECTORS

The following persons have been nominated by the Board of Directors to stand for election to serve as directors of the Company until the next Annual Meeting of the Stockholders of the Company and until their successors have been duly elected and qualified. Unless instructed otherwise, the proxy holder(s) named on the accompanying proxy card will vote for the election of the nominees.

•	Chet Borgida

•	Stuart M. Gerson

•	Shimmie Horn

•	Bobbie L. Huskey

•	James F. Slattery

•	Aaron Speisman

•	Melvin T. Stith

The Board of Directors believes that each nominee will be able to serve. However, in the event any nominee becomes unable to or unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors may determine.

THE BOARD OF DIRECTORS RECOMMENDS
THAT STOCKHOLDERS VOTE “ FOR’’ THE
SEVEN NOMINEES FOR DIRECTORS

Information Regarding Nominees

Each of the persons nominated by the Board currently serve as directors of the Company. Six of the nominees were elected by the Stockholders at the last Annual Meeting. In November 2001, pursuant to its authority under the Bylaws of the Company, the Board of Directors created an additional directorship and appointed Chet Borgida as a director of the Company. Richard Staley, who was elected at the last annual meeting, resigned as a Director, effective in May 2002.

Each nominee’s name, age, office with the Company, year first elected a director and certain biographical information are set forth below.

Name	Age	Year First Elected as a Director	Office
Stuart M. Gerson(1)(2)(4)	58	1994	Chairman of the Board
James F. Slattery	52	1987	President, Chief Executive Officer and Director
Aaron Speisman(2)(3)	54	1987	Executive Vice President and Director
Shimmie Horn(1)	29	1996	Director
Bobbie L. Huskey(1)(3)(4)	53	1999	Director
Melvin T. Stith(2)(3)	55	1994	Director
Chet Borgida (1)(3)	57	*	Director

*	Appointed by the Board of Directors in November 2001
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Stock Option Committee
(4)	Member of the Ethics and Compliance Committee

Stuart M. Gerson has served as a director of CSC since June 1994, and as Chairman of the Board since November 2001. Since March 1993, Mr. Gerson has been a member of the law firm of Epstein Becker & Green, P.C. From January 1993 to March 1993, he was acting Attorney General of the United States. From January 1989

to January 1993, Mr. Gerson was the Assistant U.S. Attorney General for the Civil Division of the Department of Justice.

James F. Slattery co-founded CSC in October 1987 and has been its President, Chief Executive Officer and a director since CSC’s inception. Mr. Slattery served as Chairman of the Board from August 1994 to November 2001. Prior to co-founding CSC, Mr. Slattery had been a managing partner of Merco Properties, Inc., a hotel operation company, Vice President of Coastal Investment Group, a real estate development company, and had held several management positions with the Sheraton Hotel Corporation.

Aaron Speisman co-founded CSC in October 1987 and has been its Executive Vice President and a director since its inception. From October 1987 to March 1994, Mr. Speisman also served as Chief Financial Officer of CSC. Since June 1, 1996, Mr. Speisman has been employed by CSC on a part-time basis.

Shimmie Horn has served as a director of CSC since June 1996. Mr. Horn is President of Iroquois Properties, Inc., a real estate holding company. Mr. Horn received a B.A. degree in Economics from Yeshiva College in 1993 and graduated from the Benjamin Cardozo School of Law in 1996. He is the son of the late Morris Horn, a former Chairman of the Board and a co-founder of CSC, and Esther Horn, a principal stockholder of CSC.

Bobbie L. Huskey was a director of Youth Services International, Inc., which was acquired by CSC in March 1999. Since that time, Ms. Huskey has served as a director of the Company. Ms. Huskey has been President of Huskey & Associates since 1984 and has 27 years experience in the corrections industry, specializing in juvenile justice planning and facilities and program development. She has held every elective office in the American Correctional Association, including president, and was a member of the association’s executive committee for 12 years.

Melvin T. Stith has served as a director of the Company since November 1994. Since July 1991, Dr. Stith has been Dean of the Florida State University College of Business. Dr. Stith is also a director of Synovus Financial Corporation and PHTS Corporation . From December 1989 to July 1991, Dr. Stith was Chairman of the Marketing Department of the Florida State University College of Business, where he was also a Professor.

Chet Borgida was appointed a director in November 2001. Since June 2001, Mr. Borgida has been a Senior Vice President and Chief Financial Officer of Cross Media Marketing Corporation. From 1977 to May 2001, Mr. Borgida was a partner with Grant Thornton LLP, the Company’s independent auditors.

There were seven meetings of the Board of Directors during 2001. Each incumbent director attended at least 75% of the combined number of meetings of the Board of Directors and committees on which such director serves.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Committee and an Ethics and Compliance Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

The Compensation Committee consists of Messrs. Stith, Speisman and Gerson. The function of the Compensation Committee is to determine the compensation of CSC’s executives. The Compensation Committee held no meetings during the year ended December 31, 2001.

The Stock Option Committee is made up of Messrs. Speisman, Borgida and Stith, and Ms. Huskey. The Stock Option Committee administers CSC’s stock option plans and awards stock options. The Stock Option Committee met once during the year ended December 31, 2001.

The Audit Committee consists of Messrs. Gerson, Borgida and Horn and Ms. Huskey. The Audit Committee held four meetings during the year ended December 31, 2001. Each of the four members of the Audit Committee meets the definition of an independent director as provided in Rule 4200(a)(15) of the National Association of Securities Dealers’ (“ NASD”) listing standards.

The functions of the Audit Committee, as set out in its formally adopted charter, include the annual recommendation to the Board of Directors of the appointment of CSC’s independent public accountants, discussion and review of the scope and the fees of the prospective annual audit and review of the results thereof with the independent public accountants, review and approval of non-audit services of the independent public accountants, if any, the review of compliance with existing major accounting and financial policies of CSC, review of the adequacy of the financial organization of CSC and review of management’s procedures and policies relative to the adequacy of CSC’s internal accounting controls. The Report of the Audit Committee is included later in this Proxy Statement.

The Ethics and Compliance Committee consists of Mr. Gerson and Ms. Huskey and was established by the Board of Directors in November 2001 to oversee the Company’s Ethics and Compliance Program. The Ethics and Compliance Program was developed to promote understanding of the Company’s mission, philosophy, and goals and adherence to high standards of ethical conduct.

Audit Fees

The aggregate fees, excluding expenses, billed by Grant Thornton, LLP for services rendered during fiscal year 2001 for professional services in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements were approximately $150,000.

Financial Information Systems Design Fees

No fees were billed by Grant Thornton, LLP to the Company during the fiscal year ending December 31, 2001, for computer-related professional services, such as directly or indirectly operating or supervising the operation of the Company’s information systems, managing the Company’s local area network, or designing or implementing a hardware or software system that aggregates the source data underlying the financial statements of the Company or generates information that is significant to the Company’s financial statements taken as a whole.

All Other Fees

The aggregate fees billed during the most recent year for services rendered by Grant Thornton, LLP, other than services described in the preceding paragraphs were approximately $130,000.

Indemnification

CSC’s By-Laws provide that CSC shall indemnify each director and such officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

CSC carries insurance providing indemnification, under certain circumstances, to all of CSC’s directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers.

CSC has also entered into indemnity agreements with all of its directors and executive officers. The indemnity agreements provide that CSC will pay any costs which an indemnitee actually and reasonably incurs because of the claims made against her/him by reason of the fact that she/he is or was a director or officer of CSC, except that CSC is not obligated to make any payment which CSC is prohibited by law from paying as indemnity, or where:

•	final determination is rendered on a claim based upon the indemnitee’s obtaining a personal profit or advantage to which he was not legally entitled;

•
a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions;

•	a claim where the indemnitee was adjudged to be deliberately dishonest; or

•	a final determination is rendered that indemnification is not lawful.

Director’s Compensation

Employee-directors receive no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings. As of November 2001, non-employee directors elected or appointed to the Board of Directors are paid $2,500 for each Board meeting attended and $1,000 for each committee meeting attended, or in the case of a committee Chairman, $1,500 for each committee meeting attended. Prior to November 2001, non-employee directors elected or appointed to the Board of Directors were paid an annual directors fee of $5,000, plus $500 for each Board meeting attended and $250 for each committee meeting attended. In addition, all non-employee directors participate in the Company’s 1999 Non-Employee Director Stock Option Plan and are reimbursed for expenses incurred to attend meetings.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company’s review of the copies of such forms received by it during the Company’s fiscal year ended December 31, 2001, the Company believes that the Reporting Persons complied with all filing requirements applicable to them.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of the Common Stock on May 24, 2002 by (i) each person known by the Company to own beneficially more than five percent of such shares, (ii) each director, (iii) each person named in the Summary Compensation Table under “Executive Compensation” of this Proxy Statement, and (iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares:

Name and Address of Beneficial Owner	Number of Shares		Acquirable within 60 days**	Percent Outstanding
James F. Slattery(1)	777,245		190,000	9.5
Dimension Fund Advisors, Inc.(2)	719,087		—	7.1
Jacob May/Background America(3)	604,100		—	5.9
Esther Horn(1)	597,175		—	5.9
Aaron Speisman(1)(4)	423,638		40,000	4.6
Ira M. Cotler(1)	18,518	(5)	125,000	1.4
Michael C. Garretson(1)	—		90,000	*
Jennifer Anna Speisman 1992 Trust(1)	83,438		—	*
Stuart M. Gerson(1)	8,000		50,000	*
Joshua Israel Speisman 1992 Trust(1)	53,438		—	*
Shimmie Horn(1)	14,312		25,000	*
Bobbie L. Huskey(1)	1,206		35,000	*
Melvin T. Stith(1)	—		35,000	*
Bernard A. Wagner(1)	—		3,333	*
Chet Borgida(1)	—			*
All officers and directors as a group (ten persons)(6)	1,379,795		593,333	19.4

*	Less than 1%
**	Consists of shares issuable upon exercise of options.
(1)	Address is c/o Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.
(2)
Address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. In a Form 13G/A, filed February 12, 2002, Dimension Fund Advisors, Inc. reports sole voting power to vote or direct the vote over 719,087 shares of common stock, however, disclaims any beneficial ownership of such shares.

(3)	Address is 1900 Church Street, Suite 400, Nashville, TN 32703. Data obtained from stock transfer agent report.
(4)
Does not include 83,438 shares of Common Stock owned by the Jennifer Anna Speisman 1992 Trust and 53,438 shares of Common Stock owned by the Joshua Israel Speisman 1992 Trust, trusts for the benefit of Mr. Speisman’s children, as to which Mr. Speisman disclaims beneficial ownership.

(5)	Includes 2,612 shares of CSC common stock owned by his wife, as to which he disclaims beneficial ownership.
(6)
The ten officers and directors consist of: Ira M. Cotler, Michael C. Garretson, Stuart M. Gerson, Shimmie Horn, Bobbie L. Huskey, James F. Slattery, Aaron Speisman, Bernard A. Wagner, Chet Borgida and Melvin T. Stith.

Executive Compensation

The following table sets forth a summary of the compensation paid by CSC during the three fiscal years ended December 31, 2001, 2000 and 1999 for CSC’s Chief Executive Officer and for CSC’s executive officers (the “Named Executives”):

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Number of Securities Underlying Options	All Other Compensation(5)
James F. Slattery	2001	$287,726	$200,000	$20,244	(4)	—	$7,176
Chief Executive Officer	2000	288,744	160,000	11,808	(4)	—	14,661
and President	1999	270,000	200,000	11,815	(4)	40,000	9,625
Bernard A. Wagner(1)	2001	$92,132	$—	$—		10,000	$—
Senior Vice President and
Chief Financial Officer
Michael C. Garretson(2)	2001	$216,846	$—	$12,000	(6)	—	$129
Former Executive Vice	2000	213,692	$—	12,000	(6)	—	516
President and	1999	194,307	$—	12,000	(6)	—	292
Chief Operating Officer
Ira M. Cotler(3)	2001	$123,577	$82,888	$3,231	(4)	—	$27
Former Executive Vice	2000	208,461	23,334	6,000	(4)	—	76
President and Chief	1999	191,077	82,827	6,000	(4)	25,000	67
Financial Officer

(1)	Bernard A. Wagner was elected Senior Vice President and Chief Financial Officer on October 12, 2001. He worked in the capacity of Chief Financial Officer beginning in May 2001.
(2)	Michael C. Garretson resigned from his position as Executive Vice President and Chief Operating Officer, effective in January 2002.
(3)	Ira M. Cotler resigned from his position as Executive Vice President and Chief Financial Officer effective in June 2001.
(4)	Consists of car lease payments or auto allowance.
(5)	Consists of life insurance premiums.
(6)	Consists of housing allowance.

Stock Options

The following table sets forth information relating to stock options granted to the executive officers named in the Summary Compensation Table:

OPTIONS GRANTED DURING THE YEAR ENDED DECEMBER 31, 2001

	Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Item
Name	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	50% ($)	10% ($)
James F. Slattery	—	—	—	—	—	—
Michael C. Garretson	—	—	—	—	—	—
Ira M. Cotler	—	—	—	—	—	—
Bernard A. Wagner	10,000	13%	2.64	5/7/2011	200,475	42,517

The following table sets forth information relating to stock options held by the executive officers named in the Summary Compensation Table:

OPTION VALUES AT DECEMBER 31, 2001

Name	Number of Shares Underlying Options at Year End Exercisable/Unexercisable	Value of In-The Money Options at Year End Exercisable/Unexercisable
James F. Slattery	176,667/13,333	$—/$—
Michael C. Garretson	90,000/—	$—/$—
Ira M. Cotler	116,667/8,333	$—/$—
Bernard A. Wagner	—/10,000	$—/$—

Employment Agreements

On September 29, 1999, CSC entered into the current employment agreement with its Chief Executive Officer, James F. Slattery. The agreement has a term of three years with automatic annual renewal provisions. Mr. Slattery’s minimum annual compensation is $270,000 plus annual costs of living increases of at least 3.5%. Mr. Slattery also receives use of an automobile, reimbursement of business expenses, health insurance, related benefits and a bonus equal to five percent of CSC’s pre-tax profits in excess of $1,000,000, such bonus not to exceed $200,000.

Also, on September 29, 1999, CSC entered into a Change in Control Agreement with Mr. Slattery which provides for payments of specified benefits to Mr. Slattery in the event his employment terminates under specified circumstances following a change in control of CSC. For the purposes of this agreement, a change in control is deemed to take place whenever:

•
for any period of two consecutive years beginning on any date from and after September 29, 1999, if the Board of Directors at any time during or at the end of such period is not comprised so that a majority of the directors are either (i) individuals who constitute the Board of Directors at the beginning of such period or (ii) individuals who joined the Board during such period who were elected or nominated for election pursuant to a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (but not including, for purposes of (i) or (ii), a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (B) of Subsection 1(b) of the Change in Control Agreement relating to stockholder approval of a merger, share exchange or consolidation of the Company);

•
the stockholders of CSC approve a merger, share exchange or consolidation of CSC with or into any other corporation wherein immediately following such merger, the stockholders of CSC prior to the transaction own less than 51% of the outstanding voting stock of CSC (if it is the survivor of the transaction) or the surviving entity; or

•	the stockholders of CSC approve a plan of complete liquidation of CSC or an agreement for the sale or disposition by CSC of all or substantially all CSC’s assets.

Benefits made available to Mr. Slattery under the terms of the Change in Control Agreement in the event that his employment is terminated under the above specified circumstances may include:

•
payment of his full base salary through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts and benefits to which Mr. Slattery is entitled under his employment agreement or pursuant to any plan of CSC in which he is participating at the time of termination;

•
a lump sum severance payment equal to the sum of (A) three times Mr. Slattery’s annual base salary and incentive bonus in effect immediately prior to the occurrence of the change in control and (B) $1,000,000 as payment for Mr. Slattery’s agreement to extend his agreement not to compete under his employment agreement to four years following the date of termination;

•	any deferred compensation allocated or credited to Mr. Slattery or his account as of the date of termination;

•	certain additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code;

•
maintenance of life, disability, accident and health insurance benefits substantially similar to those that Mr.Slattery was receiving immediately prior to the notice of termination, for the period beginning on the date of termination and ending on the earlier of (A) the end of the 36th month after the date of termination or (B) the date Mr. Slattery becomes eligible for such benefits under any plan offered by an employer with which he is employed on a full-time basis; and

•
all benefits payable to Mr. Slattery under any applicable retirement, thrift, and incentive plans as well as any other plan or agreement sponsored by CSC or any of its subsidiaries relating to retirement benefits.

Report of the Compensation Committee

Executive Compensation

Executive Compensation Philosophy.    The Company’s executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. The Compensation Committee of the Board of Directors consists of Messrs. Stith, Gerson and Speisman. Messrs. Stith and Gerson are independent directors. Mr. Speisman is an Executive Vice President of the Company. The Compensation Committee is responsible for setting and administering the policies and programs that govern annual compensation.

Executive Compensation Components.    The key components of the Company’s compensation program are (i) base salary, (ii) annual bonus, and (iii) long-term incentives by means of equity participation through stock options. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning the interests of executive officers with those of stockholders. The Compensation Committee reviews each component of executive compensation on an annual basis.

Base Salary.    Base salaries for executive officers are set near the average levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Base salary adjustments are provided to executive officers based upon an evaluation of each executive’s performance, as well as the performance of the Company as a whole. While the Compensation Committee does not establish a specific formula or target to determine base salaries, the Compensation Committee does review detailed survey data from a number of independent sources and services regarding the base salaries of executive officers in companies of similar size and in similar industries. In this regard, the Compensation Committee also considers the relative financial performance of these companies, especially with regard to growth in earnings and return on equity. The Compensation Committee also considers the success of the executive officers in developing and executing the Company’s strategic plans, developing management employees and demonstrating leadership.

Bonus.    The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company objectives, as well as the attainment of specific individual objectives that are established annually with each of the executive officers. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each officer’s compensation at risk. Consequently, through Employment Agreements with key executive officers, the Company establishes potential bonuses for executive officers based upon their ability to increase earnings and the achievement of specific operational objectives. Potential bonuses are based upon the Company’s judgment regarding the appropriate percentage of compensation which should be based on the attainment of such results.

Equity Participation through Stock Options.    The Compensation Committee believes that equity participation through stock options (including performance-based options) is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company’s stockholders and the reward provided to executive officers. Stock options are granted to executive officers primarily based on the officer’s actual and potential contribution to the Company and the practices of other companies of similar size and in similar industries. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of the executive officers with those of the Company’s stockholders. Stock options also provide an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company’s stock occurs over a number of years. No performance-based options were granted either to the President and Chief Executive Officer or other executive officers in 2001.

Compensation of the Chief Executive Officer.    Consistent with the executive compensation policy and components described above, Mr. Slattery received a base salary of $ 287,726 for 2001. Mr. Slattery’s salary was not tied to specific performance criteria, but the Compensation Committee determined such salary to be appropriate based upon its survey of salaries paid to peers, attainment of non-financial corporate objectives and other factors. Mr. Slattery also received a bonus in the amount of $200,000 in 2001, based on the Company’s 2000 performance.

Members of the Compensation Committee:
Stuart M. Gerson
Aaron Speisman
Melvin T. Stith

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Messrs. Gerson, Speisman, and Stith. During fiscal year 2001, Mr. Speisman was employed by the Company as an Executive Vice President.

Audit Committee Report

As required in its Charter (see appendix) and by the applicable rules and regulations, the Audit and Finance Committee has:

1.  Reviewed and discussed with management the audited financial statements for the fiscal year;

2.  Discussed with the Company’s independent accountants the matters required to be discussed by SAS 61 (codification of Statements on Auditing Standards, AU sec 380) as then modified or supplemented;

3.  Received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit and Finance Committees,” as then modified or supplemented, and has discussed with the independent accountants the independent accountants’ independence;

4.  In view of the review and discussions referred to in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission; and

5.  Reviewed its Charter and made such recommendations as it deemed necessary to the Board of Directors.

Members of the Audit Committee:
Chet Borgida
Stuart M. Gerson
Shimmie Horn
Bobbie L. Huskey

Certain Relationships and Related Transactions

The Company leases the entire building located at 988 Myrtle Avenue, Brooklyn, New York from Myrtle Avenue Family Center, Inc. (“MAFC”) pursuant to a five-year lease which commenced January 1, 1994. The lease established a monthly rental of $40,000 and contained three five-year renewal options. The Company is currently in its first option period, which runs from January 1, 1999 through December 31, 2003. The monthly rental payment during the first option period is $40,000. The monthly rental for the second option period, which runs from January 1, 2004 through December 31, 2008, is $45,000, and the monthly rental for the third option period, which runs from January 1, 2009 through December 31, 2013, is $50,000. In addition, the Company pays taxes, insurance, repairs and maintenance on this building. MAFC is a corporation owned by Mrs. Horn (27.5%), a principal stockholder and the mother of Shimmie Horn, and Messrs. Slattery (8%) and Speisman (27.5%). The terms of the lease were not negotiated at arm’s length due to their relationship with MAFC and the Company. Messrs. Slattery and Speisman participated in such negotiations. The Company paid $480,000 in rent payments for each of the years ended December 31, 2001, 2000 and 1999.

Since October 1, 1996, the Company has leased a building located at 2534 Creston Avenue, Bronx, New York from Creston Realty Associates, L.P. (“CRA”), the corporation owned 10% by Mrs. Horn, from which the Company operates its Bronx Community Correctional Facility. The original lease term was two years commencing October 1, 1996 and had three additional one year option periods. The Company paid $242,000, $201,000 and $194,000 in rent payments for the years ended December 31, 2001, 2000 and 1999, respectively. The Company entered into an agreement with CRA on the terms of a 10-year extension to the lease, as of October 1, 2001, which increased the annual rent payable by the Company to $330,000, and provided for biennial increases in annual rent, with a maximum rent of $450,000 per year during the term of the extension. The terms of the extension also enable the Company to terminate the lease at the end of any lease year at its option upon payment to the landlord of the full amount of the next year’s rent as an early termination fee. As with the original lease term, the Company also pays taxes, insurance, repairs and maintenance on this building during the term of the extension.

In May 2000, the Company was awarded a contract from the Federal Bureau of Prisons to operate a community corrections center, often referred to as a halfway house, in New York, New York. Subject to approval by the Bureau of Prisons, the Company planned to use a building purchased shortly thereafter by James Slattery, the Company’s President and Chief Executive Officer, as the facility for the halfway house and paid for certain leasehold renovations and other costs with respect to the building. Due to community opposition, the Company was unable to use the building as a halfway house and requested that Mr. Slattery pay for all leasehold renovations, and other associated costs incurred by the Company of approximately $558,000. As of December 31, 2001, Mr. Slattery had paid these costs in full.

Stuart M. Gerson, a director of CSC, is a member of Epstein Becker & Green, CSC’s legal counsel. Epstein Becker & Green received approximately $98,000, $270,000 and $397,000 in legal fees from CSC for the years ended December 31, 2001, 2000 and 1999, respectively.

On November 29, 2000, Youth Services International Real Property Partnership, L.L.C., a wholly-owned subsidiary of the Company, entered into an agreement to sell real property located at 12012 Boyette Road, Riverview, Florida to a two-person Florida based partnership. Aaron Speisman, a director of CSC, is a member of that partnership. This contract was reviewed by the independent directors of the Company and deemed to be at arm’s length. The sale closed on December 29, 2000, and the partnership agreed to pay the Company $3,940,000. A portion of the purchase price was paid by a promissory note guaranteed by the members of the partnership in the amount of $480,000. The promissory note was paid in full during the year ended December 31, 2001.

Pursuant to the terms of a Board of Directors’ resolution adopted in connection with the Company’s initial public offering, all transactions between the Company and any of its officers, directors or affiliates (except for wholly-owned subsidiaries) must be approved by a majority of the unaffiliated members of the Board of Directors and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and be in connection with bona fide business purposes of the Company.

In the event the Company makes a loan to an individual affiliate (other than a short-term advance for travel, business expense, relocation or similar ordinary operating expenditure), such loan must be approved by a majority of the unaffiliated directors.

Performance Graph

The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Russell 2000 Stock Index and the Company’s peer group for the last four fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at January 1, 1998 and that all dividends were reinvested on a quarterly basis.

Comparison of Cumulative Total Return

Total Return Analysis

	12/31/98	12/31/99	12/31/00	12/31/01
Correctional Services Corporation	100.00	35.35	18.69	16.08
Russell 2000	100.00	119.62	114.59	115.77
Peer Group	100.00	38.89	15.93	46.17

The Company’s peer group consists of the following companies: Wackenhut Corrections Corporation, Corrections Corporation of America, Cornell Corrections, Inc., Ramsey Youth Services and Res-Care, Inc. The composition of the Peer Group has changed from the prior filing. Last year’s Peer Group included Children’s Comprehensive Services (CCS); however, no market price was available for CCS at December 31, 2001. Ramsey Youth Services replaced CCS in the Peer Group in the current filing.

2.    REAPPOINTMENT OF AUDITORS

The Board of Directors recommends that the stockholders ratify the appointment of Grant Thornton LLP, which served as the Company’s independent auditors for the last fiscal year, as independent auditors to audit the Company’s financial statements for the fiscal year ending December 31, 2002. A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the financial statements of the Company for the year ended December 31, 2001.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE
APPOINTMENT OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT
AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002

3.    OTHER MATTERS

The Board of Directors has no knowledge of any other matters that may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy on such matters.

Stockholders’ Proposals

Any stockholder of the Company who wishes to present a proposal to be considered at the Company’s year 2003 Annual Meeting of Stockholders, and who wishes to have such proposal presented in the Company’s proxy statement for such Meeting, must deliver such proposal in writing to the Company at 1819 Main Street, Suite 1000, Sarasota, Florida 34236, on or before December 31, 2002. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

May 31, 2002

The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, for the fiscal year ended December 31, 2001. Such request should be addressed to Bernard A. Wagner, Chief Financial Officer, Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

APPENDIX

CHARTER

Audit Committee of the Board of Directors
Correctional Services Corporation

The Audit Committee (“the Committee”) of the Board of Directors (“the Board”) of Correctional Services Corporation (“the Company”) will have the oversight responsibility, authority and specific duties as described below.

The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to the provision of financial information to shareholders and to the SEC, the development and monitoring of internal controls and the monitoring of the internal and external audit process.

Although the Committee has the rights and duties set forth in this Charter, it remains the responsibility of the independent auditor and management to plan and conduct audits and to determine that the financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. Further, it is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with applicable laws and regulations.

I.    Composition and Organization of Committee

The Committee will initially consist of at least two directors, such Committee members shall be independent directors as defined by the independence requirements of the National Association of Securities Dealers, Inc. (“NASD”). No later than June 14, 2001, the Committee shall have three members, at least two of which must be independent directors as defined above. Committee membership requirements may be modified from time to time in accordance with the rules promulgated by the NASD and other applicable authorities.

Committee members will be appointed during the Board of Director’s organizational meeting held after each Annual Meeting of Stockholders. Committee members will be appointed for a one-year term, or until a successor is appointed and qualified.

II.    Meetings and Attendance

The Committee will meet at least three times annually and as many additional times as the Committee deems necessary and may conduct such meetings telephonically. A majority of members shall constitute a quorum of the Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Committee.

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III.    Duties

Specifically the Committee will:

1.  Make an annual recommendation to the Board for the appointment of a firm of independent public accountants as the Company’s outside auditors.

2.  Review the general scope and extent of the independent accountants’ annual audit. The Committee’s review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

3.  Review the audited financial statements, the Company’s Annual Report on Form 10-K, and the Company’s Quarterly Reports on Form 10-Q, and discuss them with management and the independent accountants. These discussions shall include the matters required to be discussed under Statement on Auditing Standards No. 61.

4.  Review the extent of any services outside the audit area performed for the Company by its independent accountants. At least annually the Committee should obtain from the independent accountants, a written statement delineating all relationships between the independent accountants and the Company.

5.  Review the work of the Company’s accounting department with the Chief Financial Officer including management’s response to recommendations made and plans for future audit coverage.

6.  Review whether management has sought a second opinion regarding a significant accounting issue, and if so, obtain the rationale for the particular accounting treatment chosen.

7.  Review compliance by officers and employees with the Company’s policies on business ethics and public responsibility.

8.  Make such other recommendations to the Board on such matters, within the scope of its functions, as may come to its attention and which, in its discretion, warrant consideration by the Board.

9.  Meet privately from time to time as necessary to perform the functions contemplated in this charter with representatives of the independent accountants and management.

10.  Issue annually a report to be included in the Company’s Proxy Statement as required by the rules of the Securities and Exchange Commission.

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CORRECTIONAL SERVICES CORPORATION

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James F. Slattery and Bernard A. Wagner and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Correctional Services Corporation on June 28, 2002, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1) and (2) unless the stockholder specifies otherwise, in which case it will be voted as specified.

Please complete, date and sign on the reverse side and mail in the enclosed envelope.

Please date, sign and mail your  proxy card back as soon as possible!

Annual Meeting of Stockholders
CORRECTIONAL SERVICES CORPORATION

June 28, 2002

¯    Please Detach and Mail in the Envelope Provided    ¯

A	☒	Please mark your
votes as in this
example.

		FOR all nominees listed at right (except as marked to the contrary below)	Withhold Authority to vote for all nominees listed at right	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL MATTERS LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.
								FOR	AGAINST	ABSTAIN
1.	To elect seven directors to serve until the next annual meeting of stockholders.	☐	☐	Nominees:	Chet Borgida Stuart M. Gerson Shimmie Horn Bobbie L. Huskey James F. Slattery Aaron Speisman Melvin T. Stith	2.	To ratify the reappointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 2002.	☐	☐	☐
(Instructions: To withhold authority to vote for an individual nominee, strike a line through such nominee’s name in the list at right.						3.	Upon any and all such other business as may properly come before the meeting or any adjournment thereof.

							For multiple accounts only, mark here to discontinue extra annual report.			☐

SIGNATURE(S):                                                                                                                                                                        DATE:                                         , 2002
Note:    Executors, Administrators, Trustees, etc. should give full title.